                                                                   Exhibit 10.10

December 13th, 1995

J. Moore, Esq.
3329 Michigan Boulevard
Racine, Wisconsin 53402
U.S.A.

Dear John:

I am writing to outline the terms on which we are offering you employment by Mindscape as Chief Executive Officer with effect from January 1st, 1996, or at a later date to be mutually agreed between us. In this capacity you will report to me as Managing Director of Pearson plc or such other person as I may designate, and you will be subject to the delegation of authority procedures of Pearson and Mindscape.

1. Your salary will be $450,000 per annum, payable semi-monthly. This salary will be reviewed with effect from January 1997 and annually thereafter. You will devote your full time and effort to the affairs of Mindscape.
2. Your employment by the company will be deemed "at will" and may be terminated by wither party at any time, for any reason, subject to the severance obligation in paragraph 10 below. However, your employment shall terminate no later than five years after the employment date, that is December 31st, 2000 and shall not be extended beyond that date.
3. You will be eligible for participation in the regular annual incentive program of Mindscape. Your maximum bonus opportunity will be 70% of base salary. Awards will be based on criteria established in accordance with Pearson procedures which may include both individual performance as well as overall company results and will require that you are an employee in good standing at the time of payment of such incentive awards.
4. Provided that you continue to be employed by the company on December 31, 2000, you will be entitled to receive a completion bonus equal to the sum total of bonuses paid to you under the annual incentive plan for each of the calendar years 1996, 1997, 1998, 1999 and 2000. If your employment is terminated by the company without cause before December 31, 2000, a completion bonus will be paid equal to the total amount of annual bonuses paid and earned up to the termination date. Payment of any such completion bonus shall be subject to your execution of any waivers and releases required of you by the company.
5. In consideration of loss of guaranteed bonus incurred in resigning from your present company, a one-time payment of $150,000 will be paid to you upon the commencement of your employment with us. This payment would be refunded by you to the company if you voluntarily leave your employment with us within 12 months of your commencing employment with us. In addition, upon submission of receipts you will be reimbursed for any relocation costs already incurred and reimbursed to you and which you are obligated to return to your present company, relating to your move from New York to Wisconsin.

6. The company will reimburse you for reasonable and agree expenses incurred in connection with your relocation from Wisconsin to California. Details will be provided separately. You will be required to return such sums to the company should you give notice to voluntarily leave your employment with us within 12 months of commencing employment with us.
7. You will be eligible to participate in the Mindscape Long-Term Incentive Plan, at the level of grant applicable to the previous Chief Executive Officer.
8. You will be eligible to participate in the Pearson Incentive Share Plan, with a first award under this plan to be made in January 1996.
9. You will be entitled to four weeks vacation per annum. Additional holidays will be in accordance with company policy which may vary from year to year.
10. If your employment is terminated by Mindscape without cause before December 31, 2000, you will be paid twelve months' salary, payable in accordance with the company's customary payroll practices, provided that you execute appropriate waivers and releases required of you by Mindscape at that time. If you are terminated for cause, defined as willful refusal to perform your duties, gross misconduct, negligence, or commission of any illegal act, no severance will be payable. If you voluntarily leave your employment with us, in which case no severance will be payable, the notice you would be required to give the company will be three months.
11. You will be eligible to participate in the company sponsored health, life and disability plans and the 401(k) plan in accordance with the plan rules, which will be provided separately. In addition, the company will establish a non-qualified arrangement designed to provide (a) company matching contributions of 50% of the portion of your Before Tax Contributions (as defined in the qualified plan) which are not in excess of 6% of Compensation (as defined in the qualified plan) and (b) 3% Compensation (as defined in the qualified plan) less any Employer Matching Contributions and Employer Contributions (as defined in the qualified plan) actually provided by the qualified 401(k) plan. Your account in the non-qualified arrangement shall be credited with interest quarterly as of the end of each calendar quarter, with the first such credit to be made from the date of your employment with Mindscape through March 31st, 1996. Interest to be credited for any period shall be at a rate equal to the prime rate as published in the WALL STREET JOURNAL as of the beginning of each period. The non-qualified arrangement will be unfunded and the benefits payable thereunder will be subject to your executing any waivers and releases required of you by the company at the termination date. No benefits under the non-qualified arrangement will be paid in the event of your termination by the company for cause or if you voluntarily leave your employment with us.
12. Mindscape will reimburse you for all reasonable expenses incurred by you in the performance of your duties, including travel expenses and business entertainment expenses provided you give a satisfactory accounting of all such expenses to the company.
13. You will be provided with an automobile at the company's expense during your employment, the type of such automobile being in accordance with the company's policy from time to time. All operating expenses will be paid by the company, but you will be required to keep such records as the company may require.
14. If it is possible, the golf club membership of the current Chief Executive Officer in Marin County will be transferred to you. If subsequently sold, the net proceeds of the sale may be used towards the purchase of a membership of another club/.
15. You agree that, except for your duties on behalf of the company, during the period of your employment by the company and, in the event your employment with us is terminated by the company for good cause or you voluntarily leave your employment with us, for one year following such termination, you will not directly or indirectly:
       a. Own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected with any business which sells products or provides services in competition with those sole or provided by the company.
       b. Solicit any party which is a customer or supplier of the company for the purchase or sale of any products sold or services provided by the company.
       c. Solicit for employment any person who is an employee of the company at the time of such solicitation.
16. You acknowledge that in the course of employment by the company, you will be acquainted with confidential information of the company and other members of the Pearson group of companies, relating to products, methods and style of operations, and to persons, firms and corporations which are customers of such companies (including confidential information that you will have personally developed). You agree that you will not, without the written consent of the company, during the term of this agreement or thereafter, disclosure or make use of any such confidential information except as may be required in the course of your employment hereunder. It is agreed that this confidentiality commitment is an important part of this agreement, and that the company is entitled in injunctive protection in the event of its breach or threatened breach, since damages for such breach are extremely difficult to measure. Upon termination of you employment for any reason whatsoever, you shall immediately surrender to the company all confidential information and property of the company in your possession.

We are very pleased that you are considering taking on this exciting assignment. Personally I am looking forward to working with you, and I would be grateful if you would indicate your agreement to these arrangement by signing below.

Yours sincerely,


/s/ Frank Barlow
----------------
Frank Barlow,
Managing Director, Pearson Plc

Agreed: /s/ John Moore
        --------------
            John Moore

Date: Jan. 2/96

January 2, 1997

Mr. John Moore
Mindscape, Inc.
88 Rowland Way
Novato, CA 94945

Dear John:

This letter will amend your letter of employment dated December 8, 1995 by adding the following paragraphs to items - 10.

If a "change of control" occurs and (i) within six months of that event you elect to terminate your employment for "good reason" or (ii) within eighteen months of that event Mindscape Inc. or any successor thereto terminates your employment without cause, you will receive 24 months of your base salary in effect at the time of such termination. For this purpose, "change of control" means (i) a sale, merger or consolidation involving Mindscape Inc. which results in the then common stockholders of Mindscape Inc. owning less than 50% of the common equity of the resulting company, or (ii) a sale of substantially all of the assets of Mindscape Inc.

"Good reason" means (i) a change in location of employment outside a 75 mile radius from Novato, California, (ii) a material diminution in the nature and scope of authority and duties from those exercised or performed just prior o the change of control, or (iii) a reduction in base compensation from what was in effect just prior to the change of control or in your entitlement to earn any additional compensation.

If you are in agreement with the above modifications to your employment letter dated December 8, 1995, please signify by signing below and returning a copy to me.

                                Sincerely yours,


                                /s/ David M. Veit
                                -----------------
                                    David M. Veit


AGREED:


/s/ John Moore
--------------
John Moore